Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745	Contact:	Brittnee Davie Vice President, Marketing press@jbhunt.com

FOR IMMEDIATE RELEASE

J.B. Hunt Announces Brad Delco as Chief Financial Officer

Move to complement company strategy for long-term disciplined growth

LOWELL, Ark., August 21, 2025 – J.B. Hunt Transport Services Inc. (NASDAQ: JBHT), one of the largest supply chain solutions providers in North America, today announced Brad Delco, Senior Vice President of Finance, has been named Chief Financial Officer and Executive Vice President of Finance.

“Brad's deep background in finance and capital markets, coupled with his transportation industry knowledge, continues to fuel our financial strategy as we look toward disciplined future growth and greater returns on our strategic investments,” said Shelley Simpson, president and CEO. “Our entire organization is focused on operational excellence, cost discipline and scaling our investments. This change will align our leadership strengths to support our continued focus on driving results that deliver shareholder value.”

Delco will become Chief Financial Officer and Executive Vice President of Finance, effective September 1, after previously serving as Senior Vice President of Finance and Vice President of Finance. During his tenure at J.B. Hunt, Delco has been responsible for the oversight and management of all investor relations activities for the company. He also led the company’s corporate development, financial planning and analysis efforts and was active in the company’s environmental, social and governance strategies. In addition, Delco oversaw ELEVATION, J.B. Hunt’s innovative ideation program to find, foster and follow employee-submitted ideas. Delco joined the company in 2019.

Prior to joining J.B. Hunt, Delco spent 14 years at Stephens Inc., a privately-owned investment banking and financial services firm, working in both corporate finance and equity research roles, primarily covering the transportation industry.

John Kuhlow will serve as Chief Accounting Officer, utilizing his deep experience in regulatory compliance and accounting to focus on the company’s financial management.

“John has been integral to the success of our finance and accounting organization over many years,” said Simpson. “His strong background in accounting combined with his ethical and collaborative approach will continue to support future growth and the financial integrity of our company.”

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

Forward-Looking Statements

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2024. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information is available at investor.jbhunt.com.